Media Contact: Gary Mickelson, 479-290-6111

Investor Contact: Ruth Ann Wisener, 479-290-4235

TYSON REPORTS FIRST QUARTER

FISCAL 2009 RESULTS

●	1st quarter 2009 Net EPS was $(0.30) as compared to $0.10 last year
●	1st quarter sales increased $45 million, or 0.7%, versus same quarter last year
●	Pork and Prepared Foods operating margins were 6.3% and 4.7%, respectively
●	Beef operating results were breakeven in 1st quarter 2009, as compared to a $68 million loss a year ago
●

Chicken losses reflect increased grain costs of $183 million and increased net losses of $197 million from our commodity risk management activities related to grain purchases, as compared to the same quarter last year

Springdale, Arkansas – January 26, 2009 - Tyson Foods, Inc. (NYSE: TSN), today reported the following results:

(in millions, except per share data)	First Quarter
	2009	2008
Sales	$6,521	$6,476
Operating Income (Loss)	(198)	94

Income (Loss) from Continuing Operations	(118)	41
Income (Loss) from Discontinued Operation	6	(7)
Net Income (Loss)	$(112)	$34

Earnings (Loss) Per Diluted Share:
Earnings (Loss) from Continuing Operations	$(0.32)	$0.12
Earnings (Loss) from Discontinued Operation	0.02	(0.02)
Net Income (Loss)	$(0.30)	$0.10

●	First Quarter 2009 – Included a $20 million, or $0.03 loss per diluted share, non-cash inventory adjustment for a lower-of-cost-or-market valuation allowance.

“I’m honored to lead this great company once again as we work aggressively to return our chicken business to profitability and best-in-class performance,” said Leland Tollett, interim president and CEO of Tyson Foods.  “While the first quarter of fiscal 2009 was clearly challenging, our chicken segment fundamentals are improving.  Product values are up, and our input costs are down.  When our demand began a noticeable decline, we reduced production by approximately 5% in early December.  We also remain intensely focused on improvements in such areas as product mix, yields and efficiencies.”

Tollett indicated the outlook for Tyson’s Beef, Pork and Prepared Foods segments, as well as international trade and renewable products initiatives, remains positive.

“We’ve experienced improvements in beef market conditions since December,” Tollett said.  “Pork margins are expected to remain above normalized levels, and we believe our Prepared Foods business will continue to experience solid returns because of the demand for processed meats such as pizza toppings, hams, bacon and lunch meat.”

Tollett expressed optimism about the direction of Tyson International, as well as the company’s Renewable Products division.  “I’m excited about the progress of our new poultry initiatives in South America, China and India,” Tollett said.  “I’m also pleased that construction is underway for the Dynamic Fuels plant in Louisiana, which will convert animal fat and greases into renewable diesel and jet fuel. I am confident these new endeavors will generate shareholder value in the future.”

TYSON FOODS, INC.

News Release

January 26, 2009

Segment Performance Review (in millions)

Sales
(for the first quarter ended December 27, 2008, and December 29, 2007)
	First Quarter
			Volume	Avg. Price
	2009	2008	Change	Change
Chicken	$2,234	$2,102	4.7%	1.5%
Beef	2,663	2,861	(10.8)%	4.4%
Pork	878	836	(4.9)%	10.3%
Prepared Foods	746	677	3.7%	6.3%
Total	$6,521	$6,476	(2.7)%	3.5%

Operating Income (Loss)
(for the first quarter ended December 27, 2008, and December 29, 2007)
	First Quarter
			Operating Margin %
	2009	2008	2009	2008
Chicken	$(286)	$48	(12.8)%	2.3%
Beef	-	(68)	0.0%	(2.4)%
Pork	55	79	6.3%	9.4%
Prepared Foods	35	35	4.7%	5.2%
Other	(2)	-	n/a	n/a
Total	$(198)	$94	(3.0)%	1.5%

Items impacting operating income (loss):

Q1 2009:

$20 million charge related to a non-cash inventory adjustment for a lower-of-cost-or-market valuation allowance (Chicken)

Q1 2008:

$6 million charge related to severance (allocated among segments)

TYSON FOODS, INC.

News Release

January 26, 2009

Chicken (34.3% of Net Sales - 1st Quarter 2009)

Chicken segment sales were $2.2 billion and operating loss was $286 million in the first quarter of fiscal 2009. Sales and operating results were impacted positively by higher average sales prices and increased sales volumes, primarily due to our foreign operations. Operating results were adversely impacted by an increase in grain costs of $183 million and net losses of $197 million from our commodity risk management activities related to grain purchases, as compared to the same period of fiscal 2008. Operating results were also adversely impacted by an increase in net losses of $18 million from our commodity risk management activities related to energy purchases, as compared to the same period of fiscal 2008. These net losses exclude the impact from related physical purchase transactions, which will impact future period operating results. Operating results also included a non-cash inventory adjustment for a lower-of-cost-or-market valuation allowance of $20 million.

Beef (40.8% of Net Sales - 1st Quarter 2009)

Beef segment sales were $2.7 billion and operating results were breakeven in the first quarter of fiscal 2009. Operating results were positively impacted by increased average sales prices and lower average live prices, partially offset by a decrease in sales volume. Operating results were positively impacted by net gains of $41 million from our commodity risk management activities related to forward futures contracts for live cattle as compared to the same period of fiscal 2008. This amount excludes the impact from related physical purchase and sale transactions, which will impact future period operating results.

Pork (13.5% of Net Sales - 1st Quarter 2009)

Pork segment sales were $878 million and operating income was $55 million in the first quarter of fiscal 2009. Operating results were impacted positively by increased average sales prices, offset by higher average live prices and decreased sales volume. Operating results were negatively impacted by a decrease in net gains of $20 million from our commodity risk management activities related to forward futures contracts for live hogs as compared to the same period of fiscal 2008. This amount excludes the impact from related physical purchase and sale transactions, which will impact future period operating results.

Prepared Foods (11.4% of Net Sales - 1st Quarter 2009)

Prepared Foods segment sales were $746 million and operating income was $35 million in the first quarter of fiscal 2009. Operating results were impacted positively by higher average sales prices and increased sales volumes, offset by higher raw material costs.

TYSON FOODS, INC.

News Release

January 26, 2009

TYSON FOODS, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In millions, except per share data)

(Unaudited)

	Three Months Ended
	December 27,	December 29,
	2008	2007

Sales	$6,521	$6,476
Cost of Sales	6,503	6,161
	18	315
Selling, General and Administrative	216	215
Other Charges	-	6
Operating Income (Loss)	(198)	94
Other (Income) Expenses:
Interest income	(4)	(2)
Interest expense	63	53
Other, net	18	(19)
Income (Loss) from Continuing Operations before Income Taxes
and Minority Interest	(275)	62
Income Tax Expense (Benefit)	(155)	21
Income (Loss) from Continuing Operations before Minority Interest	(120)	41
Minority Interest	(2)	-
Income (Loss) from Continuing Operations	(118)	41
Income (Loss) from Discontinued Operation, net of tax of $4 and $(3)	6	(7)
Net Income (Loss)	$(112)	$34

Weighted Average Shares Outstanding:
Class A Basic	303	279
Class B Basic	70	70
Diluted	373	355
Earnings (Loss) Per Share from Continuing Operations:
Class A Basic	$(0.32)	$0.12
Class B Basic	$(0.29)	$0.11
Diluted	$(0.32)	$0.12
Earnings (Loss) Per Share from Discontinued Operation:
Class A Basic	$0.02	$(0.02)
Class B Basic	$0.02	$(0.02)
Diluted	$0.02	$(0.02)
Net Earnings (Loss) Per Share:
Class A Basic	$(0.30)	$0.10
Class B Basic	$(0.27)	$0.09
Diluted	$(0.30)	$0.10
Cash Dividends Per Share:
Class A	$0.040	$0.040
Class B	$0.036	$0.036

Sales Growth	0.7%
Margins: (Percent of Sales)
Gross Profit	0.3%	4.9%
Operating Income (Loss)	(3.0)%	1.5%
Net Income (Loss)	(1.7)%	0.5%
Effective Tax Rate from Continuing Operations	56.4%	33.9%

TYSON FOODS, INC.

News Release

January 26, 2009

TYSON FOODS, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(In millions)

(Unaudited)

	December 27, 2008	September 27, 2008
Assets
Current Assets:
Cash and cash equivalents	$166	$250
Accounts receivable, net	1,106	1,271
Inventories, net	2,233	2,538
Other current assets	267	143
Assets of discontinued operation held for sale	125	159
Total Current Assets	3,897	4,361
Restricted cash	85	-
Net Property, Plant and Equipment	3,524	3,519
Goodwill	2,520	2,511
Intangible Assets	152	128
Other Assets	306	331
Total Assets	$10,484	$10,850

Liabilities and Shareholders’ Equity
Current Liabilities:
Current debt	$17	$8
Trade accounts payable	1,094	1,217
Other current liabilities	747	878
Total Current Liabilities	1,858	2,103
Long-Term Debt	2,997	2,888
Deferred Income Taxes	271	291
Other Liabilities	564	554
Shareholders’ Equity	4,794	5,014
Total Liabilities and Shareholders’ Equity	$10,484	$10,850

TYSON FOODS, INC.

News Release

January 26, 2009

TYSON FOODS, INC.

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Three Months Ended
	December 27,	December 29,
	2008	2007
Cash Flows From Operating Activities:
Net income (loss)	$(112)	$34
Depreciation and amortization	118	127
Deferred income taxes	(45)	(18)
Other, net	38	(16)
Net changes in working capital	144	59
Cash Provided by Operating Activities	143	186

Cash Flows From Investing Activities:
Additions to property, plant and equipment	(84)	(100)
Proceeds from sale of property, plant and equipment	5	10
Proceeds from sale of investment	-	21
Proceeds from sale of marketable securities	19	25
Purchases of marketable securities	(4)	(24)
Change in restricted cash	(85)	-
Acquisitions, net of cash acquired	(52)	-
Other, net	-	(4)
Cash Used for Investing Activities	(201)	(72)

Cash Flows From Financing Activities:
Net payments on revolving credit facilities	-	(66)
Payments of debt	(41)	(11)
Net proceeds from borrowings of debt	99	3
Purchases of treasury shares	(1)	(4)
Dividends	(15)	(14)
Decrease in negative book cash balances	(73)	(13)
Stock options exercised and other, net	-	2
Cash Used for Financing Activities	(31)	(103)

Effect of Exchange Rate Change on Cash	5	2

Increase (Decrease) in Cash and Cash Equivalents	(84)	13
Cash and Cash Equivalents at Beginning of Period	250	42
Cash and Cash Equivalents at End of Period	$166	$55

TYSON FOODS, INC.

News Release

January 26, 2009

Tyson Foods, Inc., founded in 1935 with headquarters in Springdale, Arkansas, is the world’s largest processor and marketer of chicken, beef and pork, the second-largest food production company in the Fortune 500 and a member of the S&P 500. The company produces a wide variety of protein-based and prepared food products and is the recognized market leader in the retail and foodservice markets it serves. Tyson provides products and service to customers throughout the United States and more than 80 countries. The company has approximately 107,000 Team Members employed at more than 300 facilities and offices in the United States and around the world. Through its Core Values, Code of Conduct and Team Member Bill of Rights, Tyson strives to operate with integrity and trust and is committed to creating value for its shareholders, customers and Team Members. The company also strives to be faith-friendly, provide a safe work environment and serve as stewards of the animals, land and environment entrusted to it.

A conference call to discuss the Company’s financial results will be held at 9 a.m. Eastern today. To listen live via telephone, call 888-282-9569. A pass code and the leader’s name will be required to join the call. The pass code is Tyson Foods and the leader’s name is Ruth Ann Wisener. International callers dial 517-308-9372. The call also will be webcast live on the Internet at http://ir.tyson.com. Financial information, such as this news release, as well as other supplemental data, including Company distribution channel information, can be accessed from the Company’s web site at http://ir.tyson.com. A telephone replay will be available through February 26 at 866-456-9368. International callers dial 203-369-1271.

Forward-Looking Statements

Certain information contained in the press release may constitute forward-looking statements, such as statements relating to expected earnings and results. These forward-looking statements are subject to a number of factors and uncertainties which could cause our actual results and experiences to differ materially from the anticipated results and expectations, expressed in such forward-looking statements. We wish to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. Among the factors that may cause actual results and experiences to differ from anticipated results and expectations expressed in such forward-looking statements are the following: (i) fluctuations in the cost and availability of inputs and raw materials, such as live cattle, live swine, feed grains (including corn and soybean meal) and energy; (ii) market conditions for finished products, including competition from other global and domestic food processors, supply and pricing of competing products and alternative proteins and demand for alternative proteins; (iii) successful rationalization of existing facilities and operating efficiencies of the facilities; (iv) risks associated with our commodity trading risk management activities; (v) access to foreign markets together with foreign economic conditions, including currency fluctuations, import/export restrictions and foreign politics; (vi) outbreak of a livestock disease (such as avian influenza (AI) or bovine spongiform encephalopathy (BSE)), which could have an effect on livestock we own, the availability of livestock we purchase, consumer perception of certain protein products or our ability to access certain domestic and foreign markets; (vii) changes in availability and relative costs of labor and contract growers and our ability to maintain good relationships with employees, labor unions, contract growers and independent producers providing us livestock; (viii) issues related to food safety, including costs resulting from product recalls, regulatory compliance and any related claims or litigation; (ix) changes in consumer preference and diets and our ability to identify and react to consumer trends; (x) significant marketing plan changes by large customers or loss of one or more large customers; (xi) adverse results from litigation; (xii) risks associated with leverage, including cost increases due to rising interest rates or changes in debt ratings or outlook; (xiii) compliance with and changes to regulations and laws (both domestic and foreign), including changes in accounting standards, tax laws, environmental laws and occupational, health and safety laws; (xiv) our ability to make effective acquisitions or joint ventures and successfully integrate newly acquired businesses into existing operations; (xv) effectiveness of advertising and marketing programs; (xvi) the effect of, or changes in, general economic conditions; and (xvii) those factors listed under Item 1A. “Risk Factors.” included in the Company’s September 27, 2008, Annual Report filed on Form 10-K.